Exhibit 10.9

Execution Copy

ASSET PURCHASE AGREEMENT

by and between

HERCULES ASSETS, LLC

and

PARKER DRILLING OFFSHORE USA, LLC

Dated: November 15, 2004

ii

Page
SCHEDULES:

Schedule 1.1 – Purchased Assets

Schedule 1.5 – Purchase Price Allocation

Schedule 3.3 – No Violation

Schedule 3.7 – Employees

Schedule 3.8 – Litigation

EXHIBITS:

Exhibit A – Escrow Agreement

Exhibit B – Bill of Sale, Assignment and Assumption Agreement

Exhibit C – U.S. Coast Guard Bill of Sale

Exhibit D – Protocol of Delivery and Acceptance

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of November 15, 2004, by and among HERCULES ASSETS, LLC, a Delaware limited liability company (“Buyer”), and PARKER DRILLING OFFSHORE USA, LLC, an Oklahoma limited liability company (“Seller”). Parker Drilling Company, a Delaware corporation (“Parent”), joins in the execution of this Agreement solely for purposes of Section 11.15 hereof. Buyer and Seller may be referred to herein individually as a “Party,” and collectively as the “Parties.” Except as otherwise provided herein, capitalized terms used herein shall have that meaning specified in Article 10.

RECITALS:

WHEREAS, Seller is engaged in the business of providing contract drilling and drilling-related services in the Gulf of Mexico; and

WHEREAS, Seller desires to transfer to Buyer, and Buyer desires to acquire from Seller, certain assets used by Seller in its business, on the terms and conditions specified herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties each agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1	Purchase and Sale of Assets. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller will sell, convey, transfer, assign and deliver to Buyer all of the assets and properties of Seller listed on Schedule 1.1 hereto, subject to consumption and replenishment by Seller in the ordinary course of business (collectively, the “Purchased Assets”). The Purchased Assets shall not include, and Seller shall retain all right, title and interest in and to, all assets of any nature whatsoever of Seller not listed on Schedule 1.1.

1.2	Contracts.

(a)	Notwithstanding any other provision hereof, this Agreement shall not constitute nor require an assignment to Buyer of any contract, lease, permit, license or other right if an attempted assignment of the same without the consent of any party would constitute a breach thereof or a violation of any Law or any Order, rule or regulation of any Governmental Authority or court unless and until such consent shall have been obtained. In the case of any such contract, permit, license or other right that cannot be effectively transferred to Buyer without such consent, Seller agrees that between the date hereof and the Closing Date it will use commercially reasonable efforts to obtain or cause to be obtained the necessary consents to the transfer of such right. Buyer agrees to use commercially reasonable efforts to cooperate with Seller in obtaining such consents and to enter into such arrangement of assumption as may be reasonably requested by the other contracting or other relevant party under such contract or right, to the extent not inconsistent with the terms of this Agreement.

(b)	With respect to each of the Assigned Contracts, Seller shall be entitled to all revenues, and shall retain all Liabilities and obligations under such contracts resulting from events or occurrences or relating to periods ending on or prior to the Closing Date, and Buyer shall be entitled to receive all revenues, and shall assume all Liabilities and obligations under such contracts resulting from events or occurrences or relating to periods after the Closing Date.

1.3	Purchase Price; Deposit.

(a)	The aggregate purchase price to be paid by Buyer for the Purchased Assets shall be Twenty-One Million Five Hundred Thousand and No/100 Dollars ($21,500,000.00) (including the Deposit, as defined below) (the “Purchase Price”).

(b)	Contemporaneously with the execution and delivery of this Agreement, Buyer shall deposit Two Million and No/100 Dollars ($2,000,000.00) (the “Deposit”) into an escrow account (the “Escrow Account”) maintained by an escrow agent jointly appointed by the Parties (the “Escrow Agent”), to be held and disbursed by the Escrow Agent pursuant to the terms of this Agreement and an Escrow Agreement in the form attached as Exhibit A hereto (the “Escrow Agreement”), which Buyer and Seller shall enter into with the Escrow Agent contemporaneously with Buyer’s delivery of the Deposit into the Escrow Account.

1.4	Assumption of Liabilities. Effective as of the Closing, Buyer will assume all liabilities arising after the Effective Time pursuant to the express terms of the Assigned Contracts (the “Assumed Liabilities”). Notwithstanding anything to the contrary in this Agreement, the Parties expressly agree that, except with respect to the Assumed Liabilities, Buyer will not assume or otherwise become liable for any obligations or Liabilities of Seller or relating to the Purchased Assets, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise, including the matters described on Schedule 3.8.

1.5	Allocation Reporting. Unless otherwise agreed in writing by the Parties, (a) Schedule 1.5 hereto sets forth the allocations established by Buyer and Seller of the Purchase Price among the Purchased Assets; (b) the allocations set forth on Schedule 1.5 hereto will be used by Buyer and Seller as the basis for reporting asset values and other items for purposes of all required tax returns (including any tax returns required to be filed under Section 1060(b) of the Code and the treasury regulations thereunder); and (c) Buyer and Seller shall not assert, in connection with any audit or other proceeding with respect to taxes, any asset values or other items inconsistent with the allocations set forth on Schedule 1.5 hereto.

ARTICLE 2

CLOSING

2.1	The Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Locke Liddell & Sapp LLP in Houston, Texas, or such other location agreed by the Parties, commencing at 9:00 a.m., Houston time, on December 31, 2004, and in no event after the Expiration Date (if such date is later than December 31, 2004), or on such other date as the Parties may mutually determine (the “Closing Date”).

2.2	Delivery of Purchased Assets. Upon completion of the Closing, title, ownership and possession of the Purchased Assets shall pass to Buyer and Buyer shall take possession of the Purchased Assets wherever they are located at the Effective Time. Seller may, at its expense, transport some or all of the Purchased Assets to a safe offshore location in the Gulf of Mexico (the “Closing Date Location”) prior to the Closing Date. In the event Seller elects to transport any of the Purchased Assets, Seller shall notify Buyer in writing of the Closing Date Location, which notice shall include a reasonably detailed indication of (i) the Purchased Assets being transported to the Closing Date Location and (ii) the anticipated date of arrival of such Purchased Assets at the Closing Date Location. Possession and control of the Purchased Assets transported by Seller pursuant to this Section 2.2 shall pass to Buyer at the Closing Date Location.

2.3	Procedure at the Closing.

(a)	At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i)	title to the Purchased Assets, free and clear of all Encumbrances;

(ii)	(A) a Bill of Sale, Assignment and Assumption Agreement, substantially in the form attached as Exhibit B hereto, duly executed by Seller, and (B) a Bill of Sale, in the form attached as Exhibit C hereto for the Drilling Rig in form suitable for recording with the U.S. Coast Guard National Vessel Documentation Center (the items set forth in subsections (A) and (B) are collectively referred to as the “Bills of Sale”);

(iii)	joint written instructions, in the form required by the Escrow Agreement, directing the Escrow Agent to disburse the Deposit to the account designated by Seller (the “Joint Instructions”), duly executed by Seller;

(iv)	a certificate, duly executed by an officer or manager of Seller, certifying as to the matters set forth in Sections 7.l(a) and (b);

(v)	all of Seller’s books and records relating to the Purchased Assets;

(vi)	a Confirmation of Class Certificate for the Drilling Rig from the American Bureau of Shipping showing it to be in the condition referred to in Section 3.5(b);

(vii)	[omitted];

(viii)	a Protocol of Delivery and Acceptance, in the form attached as Exhibit D hereto, for the Drilling Rig (the “Protocol of Delivery and Acceptance”), duly executed by Seller; and

(ix)	such other instruments and documents as Buyer may reasonably require.

(b)	At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)	subject to adjustment in accordance with Sections 2.4 and 5.6, Nineteen Million Five Hundred Thousand and No/100 Dollars ($19,500,000.00) (the “Closing Date Payment”) in cash or other immediately available funds by wire transfer to an account designated by Seller in writing at least two Business Days prior to the Closing Date;

(ii)	the Bill of Sale referenced in Section 2.3(a)(ii)(A), duly executed by Buyer;

(iii)	the Joint Instructions, duly executed by Buyer;

(iv)	a certificate, duly executed by an officer of Buyer, certifying as to the matters set forth in Sections 7.2(a) and (b);

(v)	[omitted];

(vi)	the Protocol of Delivery and Acceptance, duly executed by Buyer; and

(vii)	such other instruments and documents as Seller may reasonably require.

2.4	Loss of or Damage to Purchased Assets.

(a)	If, between the date of this Agreement and the Closing Date, Seller involuntarily transfers, or suffers the destruction, material damage or loss (including a forced sale because of loss) of, any assets designated as Purchased Assets (“Unavailable Assets”), then the Closing Date Payment shall be reduced by the value ascribed to such Unavailable Asset(s) as determined pursuant to this Section 2.4(a); provided, however, that this Section 2.4 shall not apply in the case of reasonable wear and tear on the Purchased Assets occurring prior to the Closing Date. For purposes of this Section 2.4(a) an Unavailable Asset that is involuntarily transferred, destroyed, materially damaged or lost shall be valued at an amount equal to the value set forth in Schedule 1.5 (if such item is scheduled thereon), or, if not so scheduled, its Fair Market Value. If any Unavailable Asset is partially, but not totally, destroyed, the Closing Date Payment shall be reduced by the cost to repair such asset up to the value set forth in Schedule 1.5 or, if such asset is not scheduled thereon, its Fair Market Value. The adjustment mechanism described in this Section 2.4 will not be applied with respect to any asset that has been replaced by Seller by a similar asset of comparable value reasonably acceptable to Buyer.

(b)	The “Fair Market Value” of a Purchased Asset for purposes of this Section 2.4 shall be as agreed by the Parties. If the Parties are unable to agree on Fair Market Value within five (5) Business Days after Seller notifies Buyer of the transfer, destruction, damage or loss of the Purchased Asset, the Parties shall submit the issue to Matthews Daniel or, if such firm is unable or unwilling to serve, to another person mutually acceptable to the Parties (the “Appraiser”). Each Party shall submit to the Appraiser its proposed Fair Market Value. The Appraiser shall, within fifteen (15) days following receipt of the Parties’ proposals, advise the Parties as to its determination of the Fair Market Value for purposes hereof The costs of retaining the Appraiser shall be borne equally by the Parties.

(c)	The adjustment mechanism described in Section 2.4(a) will be applied and the Parties will be required to proceed with the Closing so long as the estimated adjustment pursuant to Section 2.4(a) would not exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00). If the estimated adjustment pursuant to Section 2.4(a) would exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), Buyer may, at its option, either continue to apply the adjustment mechanism and proceed with the Closing or terminate this Agreement without consummating the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1	Status of Seller. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Oklahoma. There is no pending or, to the Knowledge of Seller, threatened, action for the dissolution, liquidation, insolvency, or rehabilitation of Seller.

3.2	Power and Authority; Enforceability. Seller has the power and authority to execute and deliver each Transaction Document to which Seller is a party, and to perform and consummate the transactions contemplated thereby. Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the transactions contemplated thereby. Each Transaction Document has been duly authorized, executed, and delivered by, and is enforceable against, Seller, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

3.3	No Violation. The execution and the delivery of the Transaction Documents by Seller and the performance and consummation of the transactions contemplated thereby by Seller will not (a) breach in any material respect any Law or Order to which Seller is subject or any provision of its organizational documents, (b) breach in any material respect any contract, Order, or Permit to which Seller is a party or by which Seller is bound or to which any of Seller’s assets is subject, or (c) require the giving of notice to, or the consent of, any Person, except for such consents contemplated by Section 5.2 or specifically set forth on Schedule 3.3.

3.4	Brokers’ Fees. Seller does not have any Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Buyer could become directly or indirectly Liable.

3.5	Purchased Assets.

(a)	Seller has good and marketable title to the Purchased Assets, free and clear of all Encumbrances, except as reflected or otherwise disclosed to Buyer herein or on the Schedules attached and delivered to Buyer pursuant hereto.

(b)	The Drilling Rig will be delivered by Seller to Buyer in substantially the same condition as when inspected by Buyer, fair wear and tear excepted with present class fully maintained, free of recommendations and free of average damages affecting the Drilling Rig’s maintenance of class. The Drilling Rig’s continuous survey cycles will be up to date with no outstanding recommendations or extensions at Closing.

(c)	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL OF THE PURCHASED ASSETS CONVEYED HEREBY ARE CONVEYED “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WHETHER EXPRESSED, IMPLIED OR STATUTORY WITH RESPECT TO THE KIND, SIZE, QUALITY, DESCRIPTION, MERCHANTABILITY, CONDITION (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CONDITION), USE OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PURCHASED ASSETS. BUYER AGREES, BY ITS EXECUTION HEREOF, THAT THERE ARE NO REPRESENTATIONS AND WARRANTIES EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND BUYER DOES FURTHER AGREE THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF SELLER WITH RESPECT TO THE FITNESS OF THE PURCHASED ASSETS FOR ANY PURPOSE INTENDED BY BUYER, AND THAT BUYER HAS EXAMINED AND IS FAMILIAR WITH THE PURCHASED ASSETS AND IS ACQUIRING THE PURCHASED ASSETS “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” AND WITHOUT ANY EXPRESSED OR IMPLIED WARRANTIES OF ANY KIND, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES RELATED TO MATERIALS,

WORKMANSHIP, MERCHANTABILITY, CONDITION (INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL CONDITION), USE, OR FITNESS FOR ANY PARTICULAR PURPOSE, AND SELLER HEREBY DISCLAIMS ANY SUCH WARRANTIES.

3.6	Contracts. Seller has delivered to Buyer a correct and complete copy of each Assigned Contract (as amended to date). With respect to each such contract: (a) such contract was duly and validly executed and delivered by the parties thereto; (b) the contract is legal, valid, binding, enforceable and in full force and effect; (c) Seller is not in breach or default of any of its material obligations under such contract, and to the Knowledge of Seller, no other party is in breach or default of any of such party’s material obligations under such contract and no event has occurred which with notice or lapse of time would constitute a breach or default of any material obligation of a party under such contract, or permit termination, modification or acceleration, under such contract; and (d) Seller has not, and to the Knowledge of Seller, no other party, has repudiated any material provision of the contract.

3.7	Employees. Schedule 3.7 lists all toolpushers and crew members employed on the date hereof by Seller who perform any function relating to the Drilling Rig, the rates of pay for each such employee and any and all commission, bonus, benefits or other compensation arrangements between Seller and any of such employees.

3.8	Litigation. Except as set forth in Schedule 3.8, there is no litigation, proceeding, claim or governmental investigation affecting or relating to the Purchased Assets or the Drilling Contracts pending or, to the Knowledge of Seller, threatened, which seeks damages in excess of $50,000.00.

3.9	Taxes. Seller (i) has caused to be timely filed with the appropriate federal, state, local and other governmental authorities, all material returns and reports, including any related or supporting information, with respect to income taxes or similar assessments or any sales, excise, occupation, use, ad-valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any federal, state or local taxing authority, including any interest, penalties or additions attributable thereto, required to be filed with respect to the Purchased Assets or the conduct of the business associated therewith for periods ending prior to the Closing Date, and (ii) has paid, or caused to be paid, all taxes due or claimed to be due from or with respect to such returns and reports, except for any taxes which the Seller is contesting in good faith or taxes that are not yet due and for which adequate reserves have been established.

3.10	Accuracy. All of the information, reports and other data furnished to Buyer by or on behalf of Seller in connection with the transactions contemplated by this Agreement is accurate and complete in all material respects, and, to the Knowledge of Seller, none of such information contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, under the circumstances in which they are made, not misleading. Seller has no Knowledge of any matter that materially and adversely affects (or would reasonably be expected to materially and adversely affect) the condition of any of the Purchased Assets that has not been set forth in this Agreement or the Schedules to this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1	Entity Status. Buyer is a limited liability company duly created, formed or organized, validly existing and in good standing under the Laws of the State of Delaware. There is no pending or, to the Knowledge of Buyer, threatened, action for the dissolution, liquidation, insolvency, or rehabilitation of Buyer.

4.2	Power and Authority; Enforceability. Buyer has the power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the transactions contemplated thereby. Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party. Each Transaction Document to which Buyer is party has been duly authorized, executed and delivered by, and is enforceable against, Buyer, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

4.3	No Violation. The execution and delivery of the Transaction Documents to which Buyer is party and the performance and consummation of the transactions contemplated thereby by Buyer will not (a) breach in any material respect any Law or Order to which Buyer is subject or any provision of its organizational documents, (b) breach in any material respect any contract, Order, or Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject, or (c) require the giving of notice to, or the consent of, any Person, except for such consents contemplated by Section 5.2.

4.4	Brokers’ Fees. Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Seller could become Liable.

ARTICLE 5

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing Date:

5.1	General. Each Party will use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the transactions contemplated hereby (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7).

5.2	Governmental Filings; Consents.

(a)	Seller covenants and agrees to diligently pursue all authorizations and/or other consents or approvals from any Governmental Authorities or other third parties (as applicable) as may be necessary in connection with the consummation of the transactions contemplated hereby. Buyer covenants and agrees to furnish to Seller such necessary information and reasonable assistance as Seller may request in connection with its preparation of any filing or submission related to any of the approvals, authorizations or consents referenced in the preceding sentence.

(b)	Within seven (7) Business Days after the date hereof, Buyer and Seller shall each, in cooperation with the other, make the required filings in connection with the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with the Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”), together with a request for early termination of the waiting period under the HSR Act. Each Party shall promptly make all such further filings and submissions, and take such further action, as may be reasonably required in connection therewith, and shall furnish to the other Party all other information in its possession as such other Party may reasonably request in connection with its preparation of any filing or submission necessary under the HSR Act. Buyer and Seller shall each notify the other immediately upon receiving any request for additional information with respect to such filings from either the DOJ or the FTC, and the Party receiving the request shall use its reasonable efforts to comply with such request as soon as practicable. To the extent practicable, each Party shall permit the other Party an opportunity to participate in all conferences with the FTC or the DOJ. Prior to the termination of this Agreement, neither such Party shall withdraw any such filing or submission without the written consent of the other. All fees payable to any Governmental Authority in connection with all required filings under the HSR Act shall be paid by Buyer.

5.3	Operation of Business Pending Closing. Seller will not engage in any practice, take any action, or enter into any transaction outside its ordinary course of business and will continue to operate the Purchased Assets in a manner consistent with Seller’s past practices and accepted oilfield practice, including maintenance and repair of the Drilling Rig and related equipment. Without limiting the foregoing:

(a)	other than a forced sale because of loss, Seller will not sell, transfer or assign any of the Purchased Assets;

(b)	except as otherwise permitted by such contracts, Seller will not accelerate, terminate, modify or cancel any day work, turnkey or footage contracts or any other agreement, contract or license (or series of related agreements, contracts and licenses) to which Seller is a party or by which Seller is bound that is related to the Drilling Rig involving a commitment of greater than $50,000 or a term of more than three (3) months, in each case, without the prior written consent of

Buyer; provided, however, that no approval of Buyer shall be required in the event Seller accelerates, terminates, modifies or cancels any such agreement, contract or license as a result of Seller’s not being paid thereunder, after commercially reasonable efforts have been made by Seller to obtain payment, or as a result of a material default by the other party to such contract;

(c)	Seller will not impose or permit to be imposed any Encumbrance upon any of the Purchased Assets that will not be fully released at Closing;

(d)	Seller will inform Buyer as promptly as practicable of the occurrence of any destruction, material damage, or loss of any Purchased Asset;

(e)	Seller will perform in all material respects its obligations under all agreements that are related to any of the Purchased Assets;

(f)	Seller will continue to purchase supplies and similar items in the ordinary course of business, and will continue to replenish inventory, spare parts and tubulars in accordance with past practices; and

(g)	Seller will use commercially reasonable efforts to keep intact its relationships with lessors, licensors, suppliers, customers, and employees.

5.4	Full Access. Seller will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records, and documents pertaining to the Purchased Assets and will furnish copies of all such books, records and documents as Buyer may reasonably request.

5.5	Publicity; Confidentiality. The Parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation, provided that Seller and Buyer shall be permitted to make any disclosure which Seller or Buyer is required to make pursuant to any rule or requirement of Law, the Securities and Exchange Commission or other Governmental Authority, or the New York Stock Exchange. Except as may be required by Law or as otherwise expressly contemplated herein, neither Buyer nor its Affiliates, employees, agents, or representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any Confidential Information without the prior written consent of Seller; provided, however, that Buyer may disclose any such Confidential Information as follows: (a) to Buyer’s Affiliates and its or its Affiliates’ employees, lenders, counsel, or accountants which have agreed to be subject to the requirements of this Section 5.5 and (b) to comply with any applicable Law or Order, provided that prior to making any such disclosure Buyer notifies Seller of any action or proceeding of which it is aware which may result in disclosure and uses its commercially reasonable efforts to limit or prevent such disclosure.

5.6	Taxes. Seller shall be liable for any transfer taxes, stamp taxes and sales and use taxes relating to the sale or purchase of the Purchased Assets hereunder and for any related interest and penalties. The Parties shall use commercially reasonable efforts to minimize the amounts of such taxes and other costs, to the extent reasonably practicable. On the Closing Date, the Closing Date Payment shall be reduced by the estimated amount of accrued personal property and ad valorem taxes for the period after December 31, 2003 through and including the Closing Date with respect to all of the Purchased Assets, and the balance of all accrued personal property and ad valorem taxes for 2004 with respect to all of the Purchased Assets shall be paid by Buyer. Proration of such taxes has been made on the basis of taxes assessed in 2003, and there shall be no subsequent cash adjustment if the actual amount of such taxes in 2004 varies from the amount of such taxes in 2003.

5.7	Employees.

(a)	Buyer agrees that Buyer or its designee shall offer employment to a substantial number of the employees associated with the Drilling Rig to be acquired hereunder, as such employees are listed on Schedule 3.7. On or before the Closing Date, Buyer shall deliver to Seller a list of such employees to whom Buyer or its designee have made employment offers. Seller has made no representation or warranty or any other statement or communication regarding Buyer’s right, ability, plan or intention to employ any employee of Seller or the terms and conditions upon which any such employee may be employed by Buyer or its Affiliates, and will not make any such representations, warranties, statements or communications during the period beginning on the date hereof and ending on the Closing Date. Seller shall pay in full all compensation, bonuses, accrued severance, and other payments that may result from the termination of employment by Seller of any employee(s) of Seller and any compensation due such employees up to and including the Closing Date. Buyer or its designee shall be responsible for and shall assume any and all costs, obligations or Liabilities directly related to the termination by Buyer or Buyer’s designee of any former employee of Seller who is hired by Buyer or its designee on or after the Closing Date. Neither Buyer nor its designee is, or shall be deemed to be, a successor employer to Seller with respect to any employee benefit plans or programs of Seller or its Affiliates, and no plan or program adopted or maintained by Buyer or its designee after the Closing Date is or shall be deemed to be a “successor plan,” as such term is defined in ERISA or the Code, of any such plan or benefit program of Seller or its Affiliates.

(b)	For a period of sixty (60) days following the Closing Date, Buyer shall provide, or cause its designee to provide, Seller such information relating to the employees hired by Buyer as is reasonably requested by Seller in order for Seller to administer its payroll cycle for such employees and to meet Sellers’ other obligations (if any) to such employees.

ARTICLE 6

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1	General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including, the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefore under Article 9).

6.2	Litigation Support. So long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) the transactions contemplated hereby or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Purchased Assets, the other Party will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Article 9).

6.3	Confidentiality. Seller will treat and hold as confidential all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with this Agreement. If Seller is requested or required (by oral question or request for information or documents in any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order or waive compliance with this Section 6.3. If, in the absence of a protective Order or the receipt of a waiver hereunder, Seller is, on the written advice of counsel, compelled to disclose any Confidential information to any Governmental Authority, arbitrator, or mediator or else stand liable for contempt, Seller may disclose the Confidential Information to the Governmental Authority, arbitrator, or mediator; provided, however, that Seller shall use commercially reasonable efforts to obtain, at the reasonable request and expense of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential information required to be disclosed as Buyer shall designate.

6.4	Tax Matters. After the Closing, the Parties will cooperate fully with each other, on a commercially reasonable basis, in connection with the preparation, signing, and filing of tax returns and in any administrative, judicial or other proceeding involving taxes relating to the Purchased Assets, including but not limited to the furnishing or making available of records, books of account or other materials necessary.

6.5	Access to Books and Records. For a period of three (3) years following the Closing Date, each Party shall give the other Party reasonable access at all reasonable times (and the right to make copies at the sole expense of the Party requesting such access) to the records of the non-requesting Party which relate to the Purchased Assets prior to the Closing Date, provided that any access pursuant to this Section 6.5 shall be conducted in such manner as not to interfere unreasonably with the operations of the non-requesting Party following the Closing Date. Notwithstanding the foregoing, Buyer shall not have access to the Parent’s consolidated U.S. federal income tax returns. Following such three (3) year period, a Party may destroy such records unless the other Party has provided written notice, no later than sixty (60) days prior to the end of such three (3) year period, that it wishes to obtain, at its sole cost and expense, copies of such records.

6.6	Drilling Contracts Not Assigned at Closing. To the extent that consent to assign any Drilling Contract is not obtained prior to Closing (an “Unassigned Drilling Contract”), (a) such Unassigned Drilling Contract shall be held by Seller in trust for Buyer after the Closing Date, (b) all obligations thereunder shall be performed by Buyer in the name of Seller and (c) all benefits and obligations derived thereunder shall be for the account of Buyer. Once consent for the assignment of such Unassigned Drilling Contract is obtained, Seller shall assign such Unassigned Drilling Contract to Buyer. The arrangement described in this Section 6.6 shall terminate on the earlier of the date on which (x) consent to the assignment of the Unassigned Drilling Contract is obtained, (y) Buyer consummates other arrangements with the operator under such Unassigned Drilling Contract providing for Buyer’s provision of services to such operator or (z) such Unassigned Drilling Contract terminates. The Parties acknowledge and agree that the conditions to Closing in Sections 7.1(c) and 7.2(c) with respect to any Unassigned Drilling Contract shall be deemed to have been satisfied by the Parties’ entry into the arrangement contemplated by this Section 6.6 regarding such Unassigned Drilling Contract.

6.7	Removal of Marks. Promptly following the Closing, but in any event within sixty (60) days after the Closing Date, Buyer shall remove, or cause to be removed, from the Purchased Assets, any markings bearing the name “Parker” (including any variations or derivations thereof) or any trademarks, trade names or logos of Seller or any of its Affiliates.

ARTICLE 7

CLOSING CONDITIONS

7.1	Conditions Precedent to Obligation of Buyer. The obligations of Buyer with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver in writing on or prior to the Closing Date of all of the following conditions. Buyer shall have the right to waive any condition not so satisfied.

(a)	Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 3 must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date, except that those representations and warranties which address matters as of a particular date only shall be required to be true and correct as of such date.

(b)	Compliance with Obligations. Seller shall have performed and complied with all of its covenants to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c)	Consents. All necessary authorizations and/or consents, permits or approvals of and filings with any Governmental Authority or, subject to Section 6.6, any other third party (as applicable) relating to the consummation of the transactions contemplated herein shall have been obtained and made. All authorizations, consents and approvals set forth on Schedule 3.3 shall have been obtained.

(d)	No Adverse Litigation. There must not be pending or threatened any action or proceeding by or before any Governmental Authority, arbitrator, or mediator which shall seek to restrain, prohibit, invalidate, or collect Damages arising out of the transactions contemplated hereby.

(e)	Deliveries of Seller. Seller shall have delivered, or be standing ready to deliver, to Buyer, the documents required to be delivered by Seller pursuant to Section 2.3.

(f)	No Material Adverse Change. There shall not have developed, or come into effect or existence any event, action, or occurrence of national or international consequence, any governmental law or regulation, state, condition or major financial occurrence which, in Buyer’s reasonable opinion, materially adversely affects the financial markets or the business, operations or affairs of the business associated with the Purchased Assets, nor shall there have occurred any event or change, or any development including a prospective event or change, financial or otherwise, in the business, financial condition, affairs, operations, assets, liabilities (contingent or otherwise) of the business associated with the Purchased Assets.

7.2	Conditions Precedent to Obligation of Seller. The obligations of Seller with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver in writing on or prior to the Closing Date of all of the following conditions. Seller shall have the right to waive any condition not so satisfied.

(a)	Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 4 must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date, except that those representations and warranties which address matters as of a particular date only shall be required to be true and correct as of such date.

(b)	Compliance with Obligations. Buyer must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c)	Consents. All necessary authorizations and/or consents, permits or approvals of and filings with any Governmental Authority or, subject to Section 6.6, any other third party (as applicable) relating to the consummation of the transactions contemplated herein shall have been obtained and made. All authorizations, consents and approvals set forth on Schedule 3.3 shall have been obtained.

(d)	No Adverse Litigation. There must not be pending or threatened any action or proceeding by or before any Governmental Authority, arbitrator, or mediator which shall seek to restrain, prohibit, invalidate, or collect Damages arising out of the transactions contemplated hereby.

(e)	Deliveries of Buyer. Buyer shall have delivered, or be standing ready to deliver, to Seller, the documents required to be delivered by Buyer pursuant to Section 2.3.

ARTICLE 8

TERMINATION

8.1	Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a)	Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)	Buyer may terminate this Agreement pursuant to Section 2.4(c) upon delivery of written notice to Seller;

(c)	Buyer or Seller may terminate this Agreement upon delivery of written notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice shall not have caused such failure to close;

(d)	Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), Buyer has notified Seller of such breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; and

(e)	Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), Seller has notified Buyer of such breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach.

8.2	Effect of Termination.

(a)	Subject to Section 8.2(c) below, if this Agreement is terminated pursuant to Section 8.1 Buyer shall be entitled to a refund of the Deposit, together with all interest accrued thereon, and the Parties shall execute joint written instructions directing the Escrow Agent to disburse the Deposit, together with all interest accrued thereon, to the account designated by Buyer.

(b)	If this Agreement is terminated by Buyer pursuant to Section 8.1(d) as the result of Seller’s intentional or willful breach of any representation, warranty, covenant or agreement contained in this Agreement (including the Seller’s obligations to be performed at the Closing), Seller shall pay, as liquidated damages for loss of a bargain and not as a penalty, $2,000,000.00 by wire transfer of cash or other immediately available funds to the account designated by Buyer.

(c)	If this Agreement is terminated by Seller pursuant to Section 8.l(e) as the result of Buyer’s intentional or willful breach of any representation, warranty, covenant or agreement contained in this Agreement (including the Buyer’s obligations to be performed at the Closing), Seller shall be entitled, as liquidated damages for the loss of a bargain and not as a penalty, to retain the Deposit, together with all interest accrued thereon, and the Parties shall execute joint written instructions directing the Escrow Agent to disburse the Deposit, together with all interest accrued thereon, to the account designated by Seller.

(d)	The Parties agree that inasmuch as actual damages, if any, resulting from termination of this Agreement would be speculative and difficult to ascertain, the payments described in Sections 8.2(a), (b) and (c) shall be the sole and exclusive remedies of the Parties upon termination of this Agreement pursuant to Article 8. Except as otherwise expressly provided herein, all rights and obligations of the Parties hereunder shall terminate upon termination of this Agreement pursuant to this Article 8; provided, however, that (i) the confidentiality obligations contained in Section 5.5, (ii) Section 5.7(c), (iii) this Section 8.2 and (iv) Article 11, shall survive any such termination.

ARTICLE 9

INDEMNIFICATION

9.1	Survival of Representations, Warranties and Indemnification Obligations. All of the representations and warranties contained in this Agreement or in any certificate delivered in connection with the Closing shall survive the Closing and continue in full force and effect until twelve (12) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.5(a) (purchased Assets) shall survive the Closing for six (6) years following the Closing Date. The indemnification obligations of Seller pursuant to Section 9.2(a)(i) and of Buyer pursuant to Section 9.3(a)(i) shall survive the Closing for twelve (12) months; provided, however, that Seller’s indemnification obligations pursuant to Section 9.2(a)(i), to the extent such obligations relate to or result from breach of the representations and warranties set forth in Section 3.5(a) (purchased Assets), shall survive the Closing for six (6) years. The indemnification obligations of Seller pursuant to Sections 9.2(a)(ii) through (iv), and of Buyer pursuant to Sections 9.3(a)(ii) through (v), shall survive the Closing for six (6) years. No Party will have any claim or recourse against the other Party, under Article 9 of this Agreement or otherwise, for Damages resulting from, arising out of, relating to or caused by, any breach by such other Party of any of its representations, warranties, covenants or other agreements contained herein of which the Party seeking indemnification had Knowledge at any time prior to the Closing.

9.2	Indemnification Provisions for Buyer’s Benefit.

(a)	Seller will defend, indemnify, and hold Buyer and its Affiliates (the “Buyer Indemnified Parties”) harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:

(i)	any breach of any representation or warranty Seller has made in this Agreement, or any other certificate or document Seller has delivered pursuant to this Agreement;

(ii)	any breach by Seller of any covenant or obligation of Seller in this Agreement;

(iii)	the operation and ownership of, or conditions occurring with respect to, the Purchased Assets at or prior to the Effective Time; and

(iv)	any Liabilities of Seller other than the Assumed Liabilities.

(b)	Seller will have no obligation to indemnify the Buyer Indemnified Parties pursuant to this Section 9.2 until the aggregate amount of all Damages suffered by the Buyer Indemnified Parties exceeds $212,000.00, in which case Seller shall be liable to the Buyer Indemnified Parties for all Damages in excess of, but not including, such amount; provided that the foregoing limitation shall not be applicable to any indemnification obligations pursuant to Section 9.2(a)(i) to the extent such obligations relate to or result from breach of the representations and warranties set forth in Section 3.5(a) (Purchased Assets).

(c)	Seller’s obligation to indemnify the Buyer Indemnified Parties shall not exceed an aggregate amount equal to $8,494,000.00, except in the case of indemnification obligations pursuant to Section 9.2(a)(i) to the extent such obligations relate to or result from breach of the representations and warranties set forth in Section 3.5(a) (Purchased Assets), in which event Seller’s obligation shall not exceed an aggregate amount equal to the Purchase Price; provided, however, that in the event of a breach of the representations and warranties set forth in Section 3.5(a)

with respect to any Purchased Asset, Buyer shall not be entitled to recover amounts in excess of the value set forth on Schedule 1.5 for the Purchased Asset(s) in question, or, in the absence of such scheduled value, the Fair Market Value of such Purchased Asset (as defined in Section 2.4).

(d)	Seller shall have no liability with respect to Section 9.2(a)(i) unless the Buyer Indemnified Parties shall have, before the expiration of the applicable representation or warranty pursuant to Section 9.1 of this Agreement, previously made a claim by delivering a notice of such claim in accordance with this Article to Seller.

9.3	Indemnification Provisions for Seller’s Benefit.

(a)	Buyer will defend, indemnify, and hold Seller and its Affiliates (the “Seller Indemnified Parties”) harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of or attributable to any of the following:

(i)	any breach of any representation or warranty Buyer has made in this Agreement, or any other certificate or document Buyer has delivered pursuant to this Agreement;

(ii)	any breach by Buyer of any covenant or obligation of Buyer in this Agreement;

(iii)	any cause of action, claim, demand or suit which Buyer, its employees, contractors, auditors, legal counsel or other representatives (collectively, “Buyer Representatives”) may have against any Seller Indemnified Party as a result of any property damage and/or bodily injury sustained by a Buyer Representative while on any premises or rigs of Seller prior to the Closing Date, regardless of the cause of the loss or claims, EVEN WHERE SUCH LOSS OR CLAIM ARISES IN WHOLE OR IN PART FROM THE NEGLIGENCE, STRICT LIABILITY OR WILLFUL MISCONDUCT OF A SELLER INDEMNIFIED PARTY, OR FROM THE UNSEAWORTHINESS OF ANY VESSEL;

(iv)	any Liabilities of Buyer, including, without limitation, the Assumed Liabilities; and

(v)	the operation and ownership of, or conditions occurring with respect to, the Purchased Assets after the Effective Time, including, without limitation, Buyer’s performance of any Unassigned Drilling Contract.

(b)	Buyer will have no obligation to indemnify the Seller Indemnified Parties pursuant to this Section 9.3 until the aggregate amount of all Damages suffered by the Seller Indemnified Parties exceeds $212,000.00, in which case Buyer shall be liable to the Seller Indemnified Parties for all Damages in excess of, but not including, such amount.

(c)	Buyer’s obligation to indemnify the Seller Indemnified Parties shall not exceed an aggregate amount equal to $8,494,000.00.

(d)	Buyer shall have no liability with respect to Section 9.3(a)(i) unless the Seller Indemnified Parties shall have, before the expiration of the applicable representation or warranty pursuant to Section 9.1 of this Agreement, previously made a claim by delivering a notice of such claim in accordance with this Article to Buyer.

9.4	Indemnification Claim Procedures.

(a)	If any action or proceeding is commenced in which any Indemnitee is a party which may give rise to a claim for indemnification against any Indemnitor then such Indemnitee shall promptly give written notice to the Indemnitor. Failure to notify promptly the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnitee, except to the extent the defense of such action or proceeding is materially and irrevocably prejudiced by the Indemnitee’s failure to give such notice.

(b)	An Indemnitor will have the right to defend against an Indemnification Claim with counsel of its choice reasonably satisfactory to the Indemnitee if within fifteen (15) days following the receipt of notice of the Indemnification Claim, the Indemnitor notifies the Indemnitee in writing that the Indemnitor will assume the defense of such Indemnification Claim. So long as the Indemnitor is conducting the defense of the Indemnification Claim, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim and (ii) the Indemnitee will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written consent of the Indemnitor. The Indemnitor will not enter into any settlement with respect to the Indemnification Claim without the prior written consent of the Indemnitee (not to be withheld unreasonably) unless such settlement (A) requires solely the payment of money damages by the Indemnitor and (B) includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnitee and the Persons for whom the Indemnitee is acting from all liability in respect of the proceeding giving rise to the Indemnification Claim.

(c)	Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Authority in which an action or proceeding is brought against any Indemnitee for purposes of any Indemnification Claim that an Indemnitee may have under this Agreement with respect to such action or proceeding or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim anywhere in the world.

9.5	Other Matters.

(a)	Each Indemnitee shall use commercially reasonably efforts to mitigate any Damages that such Indemnitee asserts under this Article 9. In the event that an

Indemnitee shall fail to use such commercially reasonable efforts to mitigate any Damages, then notwithstanding anything else to the contrary contained herein, the Indemnitor shall not be required to indemnify any Indemnitee for any Damages that could reasonably be expected to have been avoided if the Indemnitee had made such efforts.

(b)	The amount of any Damages for which indemnification is provided under this Article 9 shall be (i) reduced by any net amounts recovered from an unaffiliated third party by the Indemnitee under insurance policies and arrangements with respect to such Damages and (ii) reduced by the present value of any tax benefits realized by the Indemnitee from the incurrence or payment of any such Damages.

9.6	Exclusive Remedies. The remedies of the Parties specifically provided for by this Agreement shall be the sole and exclusive remedies of the Parties for all matters covered hereby. The indemnification obligations of the Parties pursuant to this Article 9 shall not, except in the case of fraud, include consequential, punitive or exemplary damages. ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY, AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 9, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED, OR INDEMNIFIED. WHERE A PARTY HAS AN INDEMNIFICATION OBLIGATION UNDER THIS ARTICLE 9 AS TO A MATTER AND APPLICABLE LAW MAY IMPOSE STRICT LIABILITY UPON THE OTHER PARTY FOR THAT MATTER SOLELY BY VIRTUE OF SUCH OTHER PARTY’S STATUS AS AN OWNER OR OPERATOR (AS SUCH TERMS ARE USED UNDER APPLICABLE ENVIRONMENTAL LAWS), THE APPLICATION OF SUCH STRICT LIABILITY SHALL NOT AFFECT INDEMNIFICATION LIABILITY UNDER THIS ARTICLE 9 AND SUCH PARTY SHALL BE SOLELY LIABLE AS PROVIDED IN THIS ARTICLE 9 NOTWITHSTANDING SUCH OTHER PARTY’S STRICT LIABILITY.

ARTICLE 10

DEFINITIONS

“Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting equity interests, by contract or otherwise.

“Agreement” is defined in the preamble to this Agreement.

“Appraiser” is defined in Section 2.4(b).

“Assigned Contracts” means the Drilling Contracts and Other Contracts listed on Schedule 1.1 existing as of the Closing Date (a) for which any required consent to assignment has been obtained from the appropriate party on or prior to the Closing Date, (b) for which such requirement to obtain consent has been waived by Buyer on or prior to the Closing Date or (c) for which the Parties have entered into alternative arrangements pursuant to Section 6.6.

“Assumed Liabilities” is defined in Section 1.4.

“Bills of Sale” is defined in Section 2.3(a).

“Business Day” means a day of the year on which banks are not required or authorized to be closed in the City of Houston, Texas.

“Buyer Indemnified Parties” is defined in Section 9.2(a).

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Closing Date Payment” is defined in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means (a) any proprietary information concerning the Purchased Assets that is not already generally available to the public and (b) the material terms and provisions of this Agreement and the Exhibits and Schedules hereto.

“Damages” means all damages, losses, Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, expenses (including reasonable fees and expenses of legal counsel) of any kind or nature whatsoever.

“Deposit” is defined in Section l.3(b).

“DOJ” is defined in Section 5.2(b).

“Drilling Contracts” means any charter for the Drilling Rig and any daywork, footage, turnkey, and other drilling contracts of Seller associated with the Drilling Rig, as listed on Schedule 1.1.

“Drilling Rig” means the U.S. flag drilling rig PARKER 25J, Official No. 625086, together with the related equipment and spare parts, as listed on Schedule 1.1.

“Effective Time” means the date and time, as designated in the Protocol of Delivery and Acceptance, on which title to the Purchased Assets is transferred to Buyer.

“Encumbrance” means any Order, security interest, lien, contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, but shall not include the following: (a) liens for taxes or assessments not yet due and payable or which are being contested in good faith through appropriate proceedings or for which reasonable reserves have been established, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary and usual course of business relating to obligations as to which there is no material default or the validity of which are being contested in good faith or for which reasonable reserves have been established, (c) any liens, encumbrances and other matters created or suffered by any landlord, sublandlord, grantor, or licensor, as applicable, with an interest therein, and (d) such other encumbrances and encroachments which are immaterial in nature and amount.

“Escrow Account” is defined in Section 1.3(b).

“Escrow Agent” is defined in Section 1.3(b).

“Escrow Agreement” is defined in Section 1.3(b).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Expiration Date” means December 31, 2004; provided, however, that if the sole condition to Closing under Article 7 hereof remaining unfulfilled on December 31, 2004 (other than conditions to be satisfied at the Closing) is that the waiting period under the HSR Act has not expired or terminated on or prior to such date, then the “Expiration Date” shall automatically be extended to the earlier of (i) January 31, 2005, or (ii) the third Business Day after expiration or termination of the waiting period under the HSR Act.

“Fair Market Value” is defined in Section 2.4(b).

“FTC’ is defined in Section 5.2(b).

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“HSR Act” is defined in Section 5.2(b).

“Indemnification Claim” means any claim for indemnification by an Indemnitee against an Indemnitor under this Agreement.

“Indemnitee” means Buyer, acting on behalf of the Buyer Indemnified Parties, or Seller, acting on behalf of the Seller Indemnified Parties, as applicable.

“Indemnitor” means any Party having any Liability to any Indemnitee under this Agreement.

“Joint Instructions” is defined in Section 2.3(a).

“Knowledge” means:

(a)	with respect to Seller, the actual knowledge, after reasonable inquiry, of Robert L. Parker, Jr., James Whalen, Ron Potter and Allen Henley; provided that Allen Henley shall be deemed to have knowledge of any matter of which the Drilling Rig’s foreman would have knowledge, had such foreman made reasonable inquiry of such matter; and

(b)	with respect to Buyer, the actual knowledge, after reasonable inquiry, of John Reynolds.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now in effect.

“Liability” means any liability, duty, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, including any liability that gives rise, or could give rise upon the passage of time, to a lien, claim or encumbrance on a Purchased Asset.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

“Other Contracts” means any vendor, supplier, or third party contracts associated with the Drilling Rig, or which are incidental to the Drilling Contracts, including, but not limited to, any warranties, equipment leases, guarantees, bonds, Permits, utility reservations or allocations, arrangements and/or commitments, as listed on Schedule 1.1.

“Parent” is defined in the preamble to this Agreement.

“Parties” is defined in the preamble to this Agreement.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or Governmental Authority.

“Protocol of Delivery and Acceptance” is defined in Section 2.3(a).

“Purchased Assets” is defined in Section 1.1.

“Seller Indemnified Parties” is defined in Section 9.3(a).

“Transaction Documents” means this Agreement, the Escrow Agreement and the Bills of Sale.

“Unavailable Assets” is defined in Section 2.4(a).

ARTICLE 11

MISCELLANEOUS

11.1	Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including that certain Letter of Intent dated November 4, 2004 between Hercules Offshore, LLC and Seller.

11.2	Successors. All of the terms; agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. If the principal business, operations or a majority or substantial portion of the assets of Seller are assigned, conveyed, allocated or otherwise transferred, including by sale, merger, consolidation, amalgamation, conversion or similar transactions, such receiving Person or Persons shall automatically become bound by and subject to the provisions of this Agreement, and, on the request of Buyer, Seller shall cause the receiving Person or Persons to expressly assume its obligations hereunder.

11.3	Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder without the prior written consent of Seller but in any such case Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder.

11.4	Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:

Hercules Assets, LLC

2929 Briarpark Drive

Suite 400

Houston, Texas 77042

Attn: Randall D. Stilley

Tel: (713) 952-7977

Fax: (713) 952-7990

with a copy to (which shall not constitute notice):

Gardere Wynne Sewell LLP

1000 Louisiana, Suite 3400

Houston, Texas 77002-5007

Attn: David Jungman

Tel: (713) 276-5603

Fax: (713) 276-6603

If to Seller:

Parker Drilling Offshore USA, LLC

1401 Enclave Parkway

Suite 600

Houston, Texas 77077

Attn: Ron Potter

Tel: (281) 406-2192

Fax: (281) 406-2193

with a copy to (which shall not constitute notice):

Locke Liddell & Sapp LLP

600 Travis

3400 JPMorgan Chase Tower

Houston, Texas 77002

Attn: Gene G. Lewis

Tel: (713) 226-1397

Fax: (713) 229-2541

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.5	Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at Law or in equity.

11.6	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.7	Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8	Governing Law; Consent to Jurisdiction. This Agreement and the performance of the transactions contemplated hereby and obligations of the Parties hereunder will be governed by and construed in accordance with the general maritime law of the United States of America and, to the extent that such law is not applicable, the laws of the State of Texas, without giving effect to any choice of Law principles. EACH OF THE PARTIES HEREBY CONSENTS TO THE JURISDICTION OF THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (HOUSTON DIVISION) AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURT. EACH OF THE PARTIES EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF SUCH COURT AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH OF THE PARTIES HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 11.4 AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

11.9	Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

11.10	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.11	Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

11.12	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to such Law, as amended as of the date of the applicable reference, and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.” The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

11.13	Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.14	Currency. Unless otherwise stated, all dollar amounts specified in this Agreement shall be in U.S. dollars.

11.15	Parent Guaranty. Parent hereby unconditionally and irrevocably guarantees to Buyer the performance in full by Seller of the obligations of Seller hereunder, including, without limitation, any obligation of Seller to pay any sums of money to Buyer. Parent acknowledges that this is a guaranty of payment and not of collection. Parent hereby waives all defenses as a surety including notice and presentment for payment, and agrees that its obligations under this Section 11.15 shall not be impaired, diminished or discharged by any amendment to this Agreement, any extension of time granted by Buyer, by any course of dealing between the Parties, or by any events or circumstances which might operate to discharge a guarantor. Parent shall remain liable on its obligations hereunder until such time as the obligations of Seller under this Agreement have expired.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

HERCULES ASSETS, LLC

By:	/s/ Randall D. Stilley
Name:	Randall D. Stilley
Title:	Sole Manager

PARKER DRILLING OFFSHORE USA, LLC

By:	/s/ David W. McCrown
Name:	David W. McCrown
Title:	Vice President

FOR PURPOSES OF SECTION 11.15 ONLY:

PARKER DRILLING COMPANY

By:	/s/ James Whalen
Name:	James Whalen
Title:	SVP & CFO